Exhibit 10.40

BECKMAN COULTER, INC.

SUPPLEMENTAL PENSION PLAN

(Amended and Restated Effective January 1, 2008)

Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), impose certain benefit and compensation limitations under the Beckman Coulter, Inc. Pension Plan (the “Pension Plan”). These limitations may adversely affect certain key management and highly compensated employees of Beckman Coulter, Inc. (the “Company”), and this Beckman Coulter, Inc. Supplemental Pension Plan (the “Supplemental Plan”) is intended to permit the total pension of such employees to be determined without respect to such limitations.

In addition, the Tax Reform Act of 1986, as amended (“1986 TRA”), imposed new requirements, effective January 1, 1989, which require changes to the benefit formula under the Pension Plan. In order to implement such changes, the Company has adopted Alternative II-D from Notice 88-131 issued by the Internal Revenue Service and clarified by Notice 89-92. Alternative II-D specifies that benefit payments from the Pension Plan shall not, for certain highly compensated employees under the circumstances described in Notice 88-131, exceed the benefit accrued as of December 31, 1988 (or, for individuals who first became highly compensated employees during 1989, the benefit accrued as of December 31, 1989). The Supplemental Plan is intended to provide retirement benefits to the highly compensated employees whose benefits are so limited by Alternative II-D, so that the benefits under this plan, when combined with benefits under the Pension Plan, will not be less than the benefits to which such highly compensated employees would have been entitled but for the adoption of Alternative II-D.

The Supplemental Plan is a non-qualified plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Company now wishes to amend and restate the Supplemental Plan to comply with Section 409A of the Code and Treasury Regulations and other guidance promulgated thereunder and to make certain other technical amendments to the Plan. The Company therefore adopts the following Supplemental Plan:

1. Administration. The Supplemental Plan will be administered by the Committee appointed under the Pension Plan (the “Committee”) in a manner consistent with the administration of the Pension Plan. The Committee is hereby granted full discretion to interpret, construe and apply the terms of this Plan, and the Committee’s decisions in such matters will be final.

2. Eligibility. Eligibility under the Supplemental Plan is restricted to management or highly compensated “Beckman Employees” whose pension benefits under the Pension Plan are limited pursuant to Sections 401(a)(17) or 415 of the Code or Alternative II-D of Notice 88-131 (each, a “Participant”). A “Beckman Employee” shall mean any person who is an “Employee” classified as a “Beckman Employee” under the definition of “Employee” contained in the Pension Plan. “Coulter Employees,” as described in the definition of “Employee” contained in the Pension Plan, are not eligible to participate in the Supplemental Plan.

3. Benefits. The Company will supplement a Participant’s monthly pension payable under the Pension Plan by the amount which is the difference, if any, between the Participant’s monthly pension under the Pension Plan, and the monthly pension which would have been payable under the Pension Plan if the provisions of the Pension Plan were administered without regard to Sections 401(a)(17) and 415 of the Code. The Company will further supplement the Participant’s monthly pension payable under the Pension Plan by the amount by which the Participant’s monthly pension benefit payable from the Pension Plan was reduced to comply with Alternative II-D of Notice 88-131. Finally, the Company will supplement the Participant’s monthly pension payable under the Pension Plan to the extent that such benefit is lower than it otherwise would have been because of an election made by the Participant pursuant to a written bonus program or a written deferred compensation plan of the Company which has the effect of reducing the amount of the Participant’s compensation taken into account in determining the Participant’s monthly pension payable from the Pension Plan. The supplemental benefits provided hereunder shall include such benefits as would, but for the limitations of the Code, Notice 88-131 and any other limitation described herein, be payable to the spouse or beneficiary of the Participant under the Pension Plan, according to the terms of the Pension Plan and the elections made under the Pension Plan by the Participant.

In the case of any employee identified under Section III of Appendix IV of the Pension Plan, the supplement provided by the Company under this Supplemental Plan shall be calculated as follows. For each such employee, the supplement that would have been provided under this Supplemental Plan if the benefit increases under Appendix IV of the Pension Plan had not been adopted shall be calculated (such amount shall be referred to as the “Gross Supplement”). The supplement to be provided by the Company under this Supplemental Plan shall be the Gross Supplement reduced by the increase to such employee’s Pension Plan benefit provided under Appendix IV of the Pension Plan. The increase provided under Appendix IV of the Pension Plan shall be the increase provided after taking into account any applicable limitation on such increase under Section 4.15 of the Pension Plan.

4. Payment of Benefits. This Section 4 reflects the rules governing distributions of benefits made under the Supplemental Plan with respect to Participants who incur a Separation from Service with the Company on or after January 1, 2008. For distributions with respect to Participants who incurred a Separation from Service (or other event triggering distributions hereunder) prior to that date, see the applicable provisions of the Supplemental Plan in effect as of the date of such Separation from Service (or other event). Prior to January 1, 2009, certain Participants were also permitted to make distribution elections in accordance with certain transition rules set forth in Treasury Regulations and other guidance promulgated under Section 409A of the Code.

(a) A Participant’s benefits under the Supplemental Plan shall be paid to the Participant in cash in a lump sum as soon as administratively practical following the date that is six (6) months after the Participant’s Separation from Service for any reason; provided, however, that if the Participant’s aggregate benefits under the Supplemental Plan exceed $500,000, the Participant’s benefits shall be payable in (i) a lump sum payment of $500,000 as soon as administratively practical following the date that is six (6) months after the Participant’s Separation from Service for any reason, and (ii) a lump sum payment equal to the amount by which the Participant’s benefits exceed $500,000 as soon as administratively practical after the January 1 which follows the calendar year during which the initial $500,000 payment was made. Subject to Section 4(b), the aggregate amount of the payment or payments to be made pursuant to this Section 4(a) shall be the actuarial equivalent of the Participant’s benefits under the Supplemental Plan as determined in accordance with Section 3. For these purposes, the term “actuarial equivalent” shall have the same meaning as specified under the Pension Plan.

(b) With respect to any payment of benefits made pursuant to Section 4(a), the Participant shall be entitled to receive interest on each such payment for the period commencing on the date of the Participant’s Separation from Service and ending on the date such payment is made. For these purposes, interest shall be credited based on the interest rate used to calculate lump-sum distributions under the Pension Plan for the year in which the Participant’s Separation from Service occurs in accordance with Section 1.2(b) of the Pension Plan.

(c) For purposes of the Supplemental Plan, “Separation from Service” means, as to a particular Participant, a termination of services provided by the Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i) For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(ii) For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(iii) For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

Notwithstanding the foregoing provisions in this definition, if a Participant provides services for an Employer as both an employee and as a member of its board of directors, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a director, for purposes of this Plan.

For purposes of this definition of “Separation from Service,” the term “Employer” means the Company or subsidiary of the Company that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

5. Death Benefits. In the event of the death of a Participant on or after January 1, 2008 and prior to the payment in full of the Participant’s benefits hereunder, the Participant’s unpaid benefits hereunder will be paid in a lump sum to the beneficiary or beneficiaries entitled to the Participant’s survivor and death benefits under the Pension Plan as soon as administratively practical after the date of death; provided, however, that if payment of the Participant’s benefits hereunder commenced at any time prior to January 1, 2008, the Participant’s unpaid benefits hereunder shall be paid to the beneficiary or beneficiaries entitled to the Participant’s survivor and death benefits under the Pension Plan in accordance with the applicable provisions of the Pension Plan.

6. No Assignment or Alienation of Benefits. Benefits under the Supplemental Plan may not be voluntarily or involuntarily assigned, alienated, sold, transferred, pledged or encumbered in any manner whatsoever.

7. Amendment or Termination. The Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) may amend the Supplemental Plan, provided that no amendment shall reduce the Company’s liability for any benefits accrued under the Supplemental Plan as of the date of such action, with benefits to be determined on the basis of the Participant’s presumed Separation from Service as of the date of such amendment. The Committee or the Company’s Board of Directors may also appoint a committee of one or more of its members who may amend the Supplemental Plan, subject to the foregoing provisos and further provided that no such amendment may (a) affect the benefits of an individual elected officer or the group of elected officers (unless the amendment (i) is for administrative purposes only, or (ii) affects benefits of an elected officer or group of elected officers in the same manner as a broad class of participants other than elected officers), (b) result in an annual cost greater than $250,000, or (c) result in a material change in the benefits provided under the Supplemental Plan. The Committee may terminate and liquidate the Supplemental Plan and distribute all benefits hereunder in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement such as the Supplemental Plan may be terminated within twelve (12) months following a dissolution or change in control of the Company or may be terminated if the Company also terminates all other similar deferred compensation arrangements and distributes all benefits under the Supplemental Plan not less than twelve (12) months and not more than twenty-four (24) months following such termination.

8. No Right to Continued Employment. The Supplemental Plan shall not confer upon any person any right to be continued in the employment of the Company.

9. Unsecured General Creditor; Tax Withholding. All amounts payable in accordance with the Supplemental Plan shall constitute a general unsecured obligation of the Company. The Company shall not be required to fund such benefits through a trust, insurance policy or otherwise. Notwithstanding the above, all or portion of the benefits may be paid from a grantor trust established by the Company. The assets held by any such trust are subject to the claims of the Company’s general, unsecured creditors in the event of the Company’s insolvency. The Company shall have the right to deduct from each payment to be made under the Supplemental Plan any required withholding taxes.

10. Governing Law. The Supplemental Plan shall be governed by the laws of the State of California, except to the extent such laws are preempted by federal law, in which case federal law shall govern the Supplemental Plan.

11. Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or beneficiary within two years following the date the Participant was to commence receiving payment of benefits under the Supplemental Plan, the Participant’s entire benefit under the Supplemental Plan shall be forfeited. Furthermore, if any benefit payment (by check or other form of payment) to a Participant or beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the Participant or beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the Participant or beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.

12. Section 409A; Construction. To the extent that the Supplemental Plan is subject to Section 409A of the Code, the Supplemental Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. If any portion of a Participant’s benefits under the Supplemental Plan is required to be included in income by the Participant prior to receipt due to a failure of the Supplemental Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, the Committee may determine that such Participant shall receive a distribution from the Supplemental Plan in an amount equal to the lesser of (i) the portion of his or her benefits hereunder required to be included in income as a result of the failure of the Supplemental Plan to comply with the requirements of Section 409A of the Code and related Treasury Regulations, or (ii) the Participant’s unpaid benefits hereunder. For purposes of the Supplemental Plan, a payment shall be considered to have been made “as soon as administratively practical after” a particular date only if it is made within ninety (90) days after that date.

This restated Supplemental Plan is hereby adopted by Beckman Coulter, Inc. effective as of January 1, 2008.

BECKMAN COULTER, INC.

By:	/s/ James Robert Hurley
James Robert Hurley

Its:	Senior Vice President, Human Resources

Date:	February 20, 2008

FOREIGN OFFSET APPENDIX.

1. This Foreign Offset Appendix shall apply to the Beckman Employees having the employee numbers specified below; provided, however, that in order for this Foreign Offset Appendix to apply to any such individual, upon the commencement of his benefits from the Pension Plan, such individual must execute and deliver (and not revoke) the agreement and release described in paragraph 3 of this Foreign Offset Appendix.

Employee Number
640549
873438
640751
622401
636053

Former Beckman Employees who satisfy the above requirements are referred to in this Appendix as “Foreign Offset Participants.”

The purposes of this Foreign Offset Appendix are to (i) resolve any possible disputes concerning the calculation of benefits of Foreign Offset Participants under this Plan and the Pension Plan, and (ii) to obtain releases of all claims against the Company, the Pension Plan and their affiliates in exchange for providing the Foreign Offset Participants an increased benefit under this Plan. Such increased benefit is intended to result in a total benefit from this Plan and the Pension Plan equal to what would have been provided if the offset for foreign benefits provided for by Sections 2, 3 and 4 of Appendix B of the Pension Plan had been calculated using the actuarial assumptions applicable to individuals who were active employees on December 1, 2004.

2. Subject to the requirements of paragraph 3 of this Foreign Offset Appendix, the Company will supplement the monthly pension payable under the Pension Plan to a Foreign Offset Participant by the amount which is the difference, if any, between (i) the employee’s monthly pension under the Pension Plan, with the offset described in Section 2, 3 and 4 of Appendix B of the Pension Plan calculated using the actuarial assumptions actually applicable to such participants (i.e., the assumptions applicable to individuals who were not “Employees” under the Pension Plan as of December 1, 2004), and (i) the monthly pension that would have been payable under the Pension Plan had the offset described in Sections 2, 3 and 4 of Appendix B of the Pension Plan been calculated using the actuarial assumptions applicable to individuals who were “Employees” under the Pension Plan as of December 1, 2004.

3. The agreement and release that must be executed and delivered as one of the requirements to be classified as a Foreign Offset Participant shall be in the form and have the content prescribed by the Company. Unless otherwise determined by the Company, such release shall, among other provisions required by the Company, provide for (i) the acceptance of and consent to the Company’s calculation of the Foreign Offset Participant’s benefits under the Pension Plan and this Plan, (ii) the release of all known and unknown claims against the Company, its subsidiaries, the Pension Plan, its fiduciaries and the affiliates of such released parties, (iii) a covenant not to sue any of the released parties, (iv) a covenant not to make any claim for benefits under any employee benefit plan sponsored by or contributed to by the Company, its subsidiaries or affiliates, and (v) a covenant to keep confidential such release and the benefits provided under this Foreign Offset Appendix.